AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of March 3, 2008 (the “Effective Date”), by and between (i) Ronex Holdings, Limited Partnership (“Ronex”) , an Israeli limited partnership wholly owned by certain limited partnerships managed by FIMI IV 2007 Ltd. and FIMI Opportunity 2005 Ltd. (“FIMI”, and together with Ronex, the “Investor”), (ii) Mr. Barry Shaked (“Shaked”) and (iii) Mr. Brian Cooper (“Cooper”) (Shaked and Cooper shall be collectively referred to as the “Founders”).

          WHEREAS, Retalix Ltd. (the “Company”) is an Israeli public company, whose shares are traded on the Tel-Aviv Stock Exchange and Nasdaq Global Market (“Nasdaq”); and

WHEREAS, the Investor directly and indirectly holds as of the Effective Date approximately 2,400,000 Ordinary Shares of the Company, nominal value NIS 1.00 each; and

         WHEREAS, Shaked directly and indirectly holds as of the Effective Date approximately 1,000,000 Ordinary Shares of the Company, nominal value NIS 1.00 each, and options to purchase approximately 750,000Ordinary Shares of the Company; and

WHEREAS, Cooper directly and indirectly holds as of the Effective Date approximately 750,000 Ordinary Shares of the Company, nominal value NIS 1.00 each,; and

          WHEREAS, Shaked, Cooper and the Investor (each, a “Shareholder” and,  collectively, the “Shareholders”) believe that it is in the best interests of the Company to continue to pursue the end-to-end solution business directly and through mergers and acquisitions and wish to set forth the general terms and conditions with respect to their relationship vis-à-vis the Company as of the date hereof.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties hereto agree as follows:

1. Board of Directors

1.1.           The Founders and the Investor agree to convene a shareholders meeting by no later than September 30, 2008 (the “September Meeting”) for the purpose of electing members to the board of directors of the Company (the "Board"). The Shareholders hereby agree to vote, at the September Meeting and in any other shareholders meeting during the term of this Agreement, all of the voting Ordinary Shares of the Company now or hereafter owned or controlled by them (including without limitation, Ordinary Shares owned following the exercise of any options or warrants to purchase Ordinary Shares), whether beneficially or otherwise held by them, for the election to the Board of (i) four directors designated by the Founders and four directors designated by the Investor, and (ii) two external directors, one of which shall be designated by the Investor and the other shall be designated by the Founders; provided, however, that for so long as the current external directors remain members of the Board one of them shall be deemed to have been designated by the Founders. Accordingly, for as long as both of the current external directors remain members of the Board, the number of directors to be designated by Founders pursuant to (i) above shall be reduced from four to three and the number of directors to be designated by the Investor shall be increased from four to five. If required under applicable law, one of the persons designated by the Investor shall be female. The Founders agree that one of their designees to the Board shall qualify as financial expert in accordance with Nasdaq rules and regulations.

1.2           The Founders shall endeavor to ensure that until the September Meeting at least three individuals designated by the Investor, whose names shall be forwarded to the Founders within 14 days from the date hereof, shall serve as members of the Board. Following the appointment of such three designees, the Board shall comprise of a total of 10 members, one of which shall be Mr. Itschak Shrem. If, despite the Founders' best efforts, the Board composition is not changed as set forth in the preceding sentences before the lapse of 18 days from the date hereof, the Investor and the Founders shall convene a meeting of the shareholders of the Company in accordance with the procedures set forth in the Company's Articles of Association, which shall take place by no later than 70 days from the date hereof, for the purpose of electing a slate of directors that shall be designated as set forth in Section 1.1 above.

1.3           Notwithstanding anything to the contrary herein, in the event that the Investor, in its sole discretion, delivers to the Founders a written notice requesting to convene a shareholders meeting to cause the election of a Board whose composition shall be as set forth in 1.1 above, the Founders and the Investor shall take all actions required to convene such meeting by no later than 35 days from the date of the Investor's written notice and shall vote all of the voting Ordinary Shares of  the Company now or hereafter owned or controlled by them (including without limitation, Ordinary Shares owned by them upon exercise of any options or warrants to purchase Ordinary Shares), whether beneficially or otherwise held by them, for the election of the persons designated as set forth in 1.1 above.

1.4           The Shareholders agree, in their capacity as shareholders, that the Investor shall designate the Chairman of the Board, effective from the date that the three Investor's designees are appointed to the Board in accordance with Section 1.2 above; provided that the Investor shall consult with the Founders as to the identity of such designee, and the Founders shall be entitled to object to the first designee of the Investor (provided that such designee is not a partner of FIMI), but shall not be entitled to unreasonably withhold their consent to the second designee, or to withhold their consent to any designee thereafter. In the event that the Board does not appoint the Investor's designee to serve as the Chairman of the Board within 10 days of the date on which the Investor designates such person, the Investor and the Founders shall promptly take all actions required to convene a meeting of the shareholders of the Company as set forth in the second part of Section 1.2 and, in addition to the matters set forth in Section 1.2, such meeting shall be requested to vote on an amendment of the Company's Articles of Association conferring the power to elect the Chairman on the Company's shareholders rather than on the Board. The Founders and the Investor agree to vote FOR the adoption of such amendment and the election of the Investor's designee as Chairman. The Chairman shall not have a casting vote.

1.5           In the event of any share split, share dividend, recapitalization, reorganization, combination or the acquisition or receipt of additional Company shares, the provisions of this

Agreement shall apply also to any Ordinary Shares issued to, purchased or otherwise held by the Shareholders.

1.6           To the maximum extent permitted by applicable law, including fiduciary duties under applicable law, the Shareholders shall use their reasonable efforts to cause an equal number of Board designees of the Founders and of the Investor to be elected or appointed to the Board of Directors of any of the Company’s active subsidiaries.

2. Tag Along

2.1.           If any Shareholder wishes to sell or otherwise transfer any or all of such Shareholder’s shares in the Company (the “Selling Party”), then if the Selling Party is a Founder he/they shall send the Investor, and if the Investor is the Selling Party it shall send the Founders, written notice (the “Sale Notice”) in which the Selling Party shall specify the following information: (i) the number of Company shares that the Selling Party proposes to sell or transfer (the “Offered Shares”); (ii) the price that the Selling Party intends to receive in respect of the Offered Shares, which shall be stated in cash, and the terms of payment thereof; and (iii) the identity of the proposed purchaser of the Offered Shares (the “Proposed Purchaser”). The Shareholder receiving the Sale Notice (the “Tag Along Shareholder”) shall have the right to notify the Selling Party, within 3 business days after it has received the Sale Notice, of its intention to exercise its Tag Along Right pursuant to this Section (the “Tag Along Notice”). Following the Tag Along Notice, the Tag Along Shareholder shall add to the securities being sold by the Selling Party to the Proposed Purchaser that number of securities which bears the same ratio to the total number of Ordinary Shares held by the Tag Along Shareholder, as the ratio that the number of Offered Shares bears to the Selling Party’s total number of Ordinary Shares, and such shares shall be sold upon the same terms and conditions under which the Selling Party’s securities are sold, provided however that for the purpose of calculating such ratio the aggregate number of shares, the sale of which covers the exercise price of the options exercised by the Founders, shall be ignored.

2.2.           In the event that the Tag Along Shareholder exercises its right hereunder, the Selling Party must cause the Proposed Purchaser to add such securities to the Offered Shares to be purchased by the Proposed Purchaser, as part of the sale agreement or, in the event that the Proposed Purchaser declines to purchase the total number of shares that the parties wish to sell, the Selling Party shall reduce the number of securities that it proposes to sell to the Proposed Purchaser (in which case, all shareholders participating in the sale to the Proposed Purchaser shall contribute the identical portion of shares relative to their total holdings of Ordinary Shares), and either complete the transaction in accordance with such revised structure or withdraw from completing the transaction.

2.3           In the event of a proposed sale of shares of the Company by a Shareholder on a stock exchange, the Shareholder shall coordinate such sale with the other Shareholders so as to comply to the maximum extent possible with the principles of the provisions of Section 2.1 and 2.2 hereof.

2.4           Notwithstanding the foregoing, the provisions of this Section 2 shall not apply to (i) the transfer of securities of the Company by a Shareholder to its Permitted Transferee (as defined below), (ii) the sale by the Founders of a total of up to 10% of the Company's issued and outstanding ordinary shares held by them as of the Effective Date, and (iii)  the sale by the Investor of a total of up to 10% of the Company's issued and outstanding ordinary shares held by it as of the Effective Date.

For purposes of this Agreement, “Permitted Transferee” means (i) the investors of the Investor or any affiliated fund managed by the same management company or by an affiliate thereof; or (ii) an entity controlled by, under the control of or under common control with a Shareholder or any Permitted Transferee set forth in (i); or (iii) any spouse (or widow or widower) or children, including step and adopted children, of a Shareholder; provided that in each case, the Permitted Transferee has agreed in writing to assume and be bound by all of the Shareholder’s obligations hereunder as if it were an original party hereto.

3. Bring Along

In the event that a Shareholder wishes to accept an offer to sell all of the Company shares it holds to any third party at a price per Company share of not less than $26 (as adjusted for stock splits bonus shares and combinations), and such third party has made its offer contingent upon the sale to such third party of all of the Company’s shares held by the other Shareholders (the "Sale Transaction"), then, at the closing of such Sale Transaction, the other Shareholders shall be obligated to sell all Company shares they hold to such third party at the same price per share.

4.  Discussions prior to Meetings

The Shareholders agree to cooperate on Company matters and shall meet regularly and in any event prior to each general meeting of shareholders of the Company and will review, discuss and, subject to the provisions of applicable law, shall attempt to reach a unified position with respect to principal issues on the agenda of each such meeting. The Shareholders agree to vote AGAINST any proposed change to the Company's articles of association which will conflict with the provisions of this Agreement.

5. Dividend Distribution

It is the view of the Shareholders that the Company should distribute at least 30% of the Company's GAAP net income in dividends in any relevant year, effective as of calendar year 2008, all subject to the provisions of applicable law.

5A. CEO Compensation

The Shareholders agree that for a period of at least two years from the date hereof they shall not initiate a shareholder vote, and in the event of such vote, shall vote AGAINST any change in the compensation of the CEO as such exists on the date hereof and reflected in the Company's Form 20-F for calendar year 2006. For such purpose, the Shareholders agree to vote FOR maintaining the CEO compensation of Shaked at its current amounts and terms despite the fact that the CEO shall no longer be Chairman.

6. Term

This Agreement shall commence upon the Effective Date and shall terminate on the earlier to occur of: (i) the fifth anniversary of the Effective Date, and (ii) the first date on which either the Founders (collectively) or the Investor, hold less than 1,100,000 Ordinary Shares of the Company (as adjusted for stock splits bonus shares and combinations).

7. Miscellaneous

7.1 Founders. Notwithstanding anything to the contrary herein, the Founders shall be treated as a group for all purposes of this Agreement.

7.2 Fees & Expenses. Each Shareholder shall bear its own legal fees and all related expenses in connection with this Agreement.

7.3  Notices.  All notices to be given to a party pursuant to this Agreement shall be in writing and shall be deemed to have been duly given to the addressee thereof (i) if hand delivered, on the day of delivery, (ii) if given by facsimile transmission, on the business day on which such transmission is sent and confirmed, (iii) if given by air courier, five business days following the date it was sent or (iv) if mailed by registered mail, return receipt requested, two business days following the date it was mailed, to such party’s address as set forth below or at such other address as such party shall have furnished to the other party in writing in accordance with this provision:

           If to Founders:

c/o Retalix Ltd.
10 Zarchin St., Ra'anana
Tel: 09-7766600
Fax: 09-7444756
      Att: Barry Shaked

with a copy to:
     Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.
      2 Weizman St., Tel Aviv
      Tel: 03-6089999
      Fax: 03-6089879
                                    Att: Amir Tzafrir, Adv.
  Adam Klein, Adv.

If to the Investor:	c/o FIMI IV 2007 Ltd.
“Rubinstein House”
37 begin Road
Tel-Aviv, Israel
Tel: 03-5652244
Fax: 03-5652245

With a copy to: Sharon A. Amir
Naschitz, Brandes & Co.
5 Tuval Street, Tel-Aviv 67897
Israel
Tel: 03-6235022
Fax: 03-6235106

or to such other address as the parties may from time to time designate in writing.

7.4  Waiver.  Any waiver hereunder must be in writing, duly authorized and signed by the party to be bound, and shall be effective only in the specific instance and for the purpose for which it was given.  No failure or delay on the part of a Shareholder in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.5.  Entire Agreement.  This Agreement, the exhibits and the schedules hereto and the documents furnished by the parties hereto in connection with the transactions contemplated herein constitute the entire agreement among the parties hereto and supersede any other agreement that may have been made or entered into by the Shareholders relating to the transactions contemplated by this Agreement.

7.6  Amendments.  This Agreement may be amended or modified in whole or in part only by a duly authorized written agreement that refers to this Agreement and is signed by the parties hereto.

7.7  Limitations on Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Shareholders, any rights or remedies under this Agreement.

7.8  Captions.  The captions in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

7.9  Counterparts.  This Agreement may be executed in counterparts and by facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.10  Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Israel. Any dispute arising under or with respect to this Agreement shall be resolved exclusively in the appropriate court in Tel Aviv, Israel.

7.11  Further Assurances.  The parties hereto shall execute and deliver such additional documents and shall take such additional actions (including without limitation procuring such resolutions or regulatory approvals) as may be reasonably necessary or appropriate to effect the provisions and purposes of this Agreement and the consummation of the transactions contemplated hereby.

7.12  Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected, impaired or invalidated thereby.

7.13           Assignment. This Agreement is not assignable by any party hereto and each of the parties hereto shall not assign or otherwise transfer this Agreement, and/or any of its rights or obligations hereunder to any third party.

IN WITNESS WHEREOF, the Shareholders have each caused this Agreement to be duly executed as of the date first above written.

/s/Barry Shaked_ Barry Shaked	/s/Brian Cooper__ Brian Cooper
Ronex Holdings, Limited Partnership /s/ Ishay Davidi for Ronex Holdings Ltd._ By: Ronex Holdings Ltd., General Partner Name: Ishay Davidi Title: CEO

Fimi IV 2007, LTD.

/s/ Ishay Davidi
Name: Ishay Davidi
Title: CEO

Fimi Opportunity 2005, LTD.

/s/Ishay Davidi
Name: Ishay Davidi
Title: CEO